Exhibit 10.10

CERTIFICATE OF DESIGNATION OF

8.0% CONVERTIBLE PREFERRED STOCK

OF

PLAINS OFFSHORE OPERATIONS INC.

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

PLAINS OFFSHORE OPERATIONS INC., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article 4 of its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors, by resolutions adopted on October 27, 2011, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of preferred stock, par value $0.001 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.	Designation and Amount; Ranking

(a) There shall be created from the 1,500,000 shares of preferred stock, par value $0.001 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “8.0% Convertible Preferred Stock,” par value $0.001 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 450,000.

(b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; (iii) junior to all Senior Stock and (iv) junior to all of the Company’s existing and future debt obligations, in each case as provided more fully herein. The Company’s ability to issue any class or series of Senior Stock or Parity Stock (or any security convertible into Senior Stock or Parity Stock) shall be subject to Section 4(b)(i).

2.	Definitions

As used herein, the following terms shall have the following meanings:

(a) “Accrued Dividends” means, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share from, and including, the most recent Dividend Record Date (or the Issue Date, if such date is prior to the first Dividend Record Date) to, but not including, such date.

(b) “Accumulated Dividends” means, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date on or prior to such date. For the avoidance of doubt, “Accumulated Dividends” shall not include any 6.0% Dividends that are deemed paid in kind and added to the Initial Offering Price pursuant to Section 3(a).

(c) “Additional Shares of Common Stock” shall mean all shares of Common Stock, Class A Common Stock or Class B Common Stock issued (or, pursuant to Section 9(c), deemed to be issued) by the Company after the date hereof, other than Excluded Issuances.

(d) “Affiliate” has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.

(e) “Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(f) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law or executive order to close.

(g) “Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company. After an Initial Public Offering and the related conversion of any outstanding Class A Common Stock into Common Stock, all references to “Class A Common Stock” herein shall be deemed to refer to Common Stock.

(h) “Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company. After an Initial Public Offering and the related conversion of any outstanding Class B Common Stock into Common Stock, all references to “Class B Common Stock” herein shall be deemed to refer to Common Stock.

(i) “close of business” means 5:00 p.m. (Houston, Texas time).

(j) “Closing Sale Price” of the Common Stock or any other common equity security, as applicable, on any date of determination means the closing sale price per share, regular way of such stock or equity security (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices, regular way) on such date as reported on the principal national securities exchange on which such stock or equity security is traded. The Closing Sale Price shall be determined without reference to any extended or after hours trading.

(k) “Common Shares” means shares of Common Stock, Class A Common Stock and Class B Common Stock in the aggregate, or as the context may otherwise require, individually.

(l) “Common Stock” means the common stock, par value $0.001 per share, of the Company, and any capital stock into which such common stock shall have been converted, exchanged or reclassified following the date hereof.

(m) “Company Conversion Date” means the conversion date selected by the Company that is not less than 10 days after the date on which the Company gives the notice as described in Section 7(c).

(n) “Contribution Agreement” means that certain Contribution Agreement to be entered into among the Company, PXP and certain of its Affiliates, as amended, restated, supplemented or modified from time to time.

(o) “Conversion Price” means $20.00 per share, subject to adjustment as set forth in Section 9.

(p) “Conversion Rate” means the Initial Offering Price plus any Accrued Dividends, divided by the Conversion Price in effect on the date of determination.

(q) “Conversion Shares” means prior to an Initial Public Offering, shares of Class A Common Stock, and after an Initial Public Offering, shares of Common Stock, in each case, issued upon conversion of the Preferred Stock.

(r) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, Class A Common Stock, Class B Common Stock, and Preferred Stock) or other securities convertible into or exchangeable for Common Stock, Class A Common Stock or Class B Common Stock.

(s) “Corporate Action” has the meaning set forth in Section 12(f).

(t) “Coverage Ratio” means, as of any date of determination, the ratio of (x) the PV-10 to (y) (1) the total consolidated indebtedness of the Company and its subsidiaries as of a date within five days of the date of determination, less (2) unrestricted cash or marketable securities held by the Company as of the date of determination, plus (3) the aggregate consideration received by the Company or its subsidiaries through the date of determination from any outstanding preferred stock of the Company plus all accumulated dividends thereon, plus (4) the aggregate consideration to be received after the date of determination by the Company or its subsidiaries from the issuance of Senior Stock or Parity Stock pursuant to the proviso in Section 4(b).

(u) “Credit Agreement” means that certain Credit Agreement to be entered into among the Company, as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or modified from time to time.

(v) “Customary Registration Rights Agreement” means an agreement executed by the issuer of common equity securities in favor of the Holders containing: (i) the right in favor of the Holders to require the issuer to file a registration statement under the Securities Act covering the resale of such issuer’s common equity securities within five (5) Business Days after consummation of a Liquidation Event, (ii) the right in favor of the Holders to require such registration statement to be declared effective as soon as reasonably practicable after the filing thereof; provided that, with respect to an issuer that is a “well-known seasoned issuer” under Rule 405 of the Securities Act, such registration statement shall become effective at the time of filing thereof; (iii) an obligation for such issuer to reasonably cooperate with the Holders in connection with not less than two underwritten offerings during each calendar year for so long as such Holders own not less than $250 million of the issuer’s issued and outstanding common equity securities; (iv) an obligation for such issuer to pay reasonable and customary registration expenses of the Holders (including legal fees and expenses of one law firm for the Holders), but excluding any selling expenses (including any underwriting discounts and commissions); (v) a requirement that the Holders refrain from selling any common equity securities of the issuer during periods of reasonable duration and frequency when doing so would require the disclosure of material non-public information by the issuer (so called “market black-out periods”), (vi) for so long as the Holders, in the aggregate, own more than 10% of the issuer’s issued and outstanding common equity securities, a requirement that the Holders enter into customary lock-up agreements with respect to their common equity securities of the issuer in connection with proposed primary offerings of such common equity securities by the issuer (not to exceed 60 days after the pricing of any such offering or such shorter period as may be applicable to officers or directors of the issuer); and (vii) other reasonable and customary terms.

(w) “Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2011.

(x) “Dividend Record Date” means, with respect to any Dividend Payment Date, the March 1, June 1, September 1 or December 1 immediately preceding such Dividend Payment Date or, any other record date fixed by the Board of Directors that is not more than 60 days nor less than 10 days before the applicable Dividend Payment Date.

(y) “Escrowed Class A Shares” means the shares of Class A Common Stock held in escrow under that certain Escrow Agreement, dated November 17, 2011, among the Company, the Holders and the escrow agent thereunder, as the same may be amended, supplemented or modified from time to time.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Excluded Issuances” has the meaning set forth in Section 9(j).

(bb) “Exit Event” has the meaning set forth in the Stockholders Agreement.

(cc) “Fair Market Value” means (i) if the Company has entered into a definitive agreement for the sale of all or substantially all of the Company’s assets in an arms-length bona fide transaction for cash, the amount of cash that would be received by each Holder in respect of a Common Share on a Fully Diluted Basis upon or assuming liquidation of the Company immediately after the closing of such sale, (ii) if the Company or its stockholders have entered into a definitive agreement for the sale of all or substantially all of the Company’s capital stock in an arms-length bona fide transaction for cash, the amount of cash that would be received by each Holder in respect of a Common Share on a Fully Diluted Basis pursuant to the terms of such transaction (the amount specified in clause (i) or (ii), being the “Liquidation Value”), or (iii) in all other circumstances, PXP and the Holders of Preferred Stock (by Majority Preferred Approval) will each select a qualified independent appraiser (an “Independent Appraiser”) to provide an estimate of the Liquidation Value and (a) if the difference in the two estimates does not exceed 10% of the higher estimate, then such Liquidation Value will be the average of the estimates, or (b) if the difference in the two estimates is greater than 10% of the higher estimate, then a third Independent Appraiser will be selected by the two Independent Appraisers and such Liquidation Value will be the average of the two out of the three estimates closest in value. If the Company has entered into a definitive agreement that provides for the sale of all or substantially all of the Company’s assets or stock for consideration to be paid to the holders of Equity Securities that includes stock, securities or any other non-cash consideration, then the estimates of the Liquidation Value determined by the Independent Appraisers pursuant to clause (iii) above will be based on a valuation of the consideration to be paid under such definitive agreement taking into account the percentage of the Company’s assets or stock being sold. No discount shall be applied to any Conversion Shares based on voting power, minority position or otherwise. All expenses related to the Independent Appraisers’ valuations will be paid by the Company.

(dd) “Forced Conversion Conditions” means (i) the Closing Sale Price of the Common Stock on a Principal Market is at or above 150% of the Conversion Price on the Trading Day immediately preceding and at or above 150% of the Conversion Price for at least 20 Trading Days within the period of 30 consecutive Trading Days immediately preceding the date the Company gives notice of conversion or redemption, as applicable, (ii) a Registration Statement under the Securities Act, covering the underlying shares of Common Stock issuable upon the conversion of the Preferred Stock has been declared effective by the SEC (unless such shares of Common Stock are freely tradable under Rule 144(b)(1)) and no stop order has been issued with respect thereto; and (iii) the Common Stock is listed/quoted on one of the Principal Markets.

(ee) “Fully Diluted Basis” means, with respect to a determination of the Common Stock outstanding, on a basis that assumes the exercise or conversion of all outstanding shares of Class A Common Stock, Class B Common Stock, options, warrants or other securities exercisable for, exchangeable for or convertible into Common Stock, other than Escrowed Class A Shares, provided that options and warrants shall be included for purposes of this definition only to the extent the fair market value of a Common Share as determined in good faith by the Board of Directors is equal to or greater than the exercise or strike price per share of such warrant or option.

(ff) “Holder” means a holder of record of the Preferred Stock.

(gg) “Initial Offering Price” means $1,000 per share, as increased pursuant to Section 3(a).

(hh) “Initial Public Offering” means an underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act immediately after which the Common Stock is listed or admitted to trading on one of the Principal Markets.

(ii) “Issue Date” means the original date of issuance of the Preferred Stock, which shall be the date that this Certificate of Designation is filed with the Secretary of State of the State of Delaware.

(jj) “Junior Stock” means all classes of the Company’s common stock (including, without limitation, the Common Stock, the Class A Common Stock and the Class B Common Stock) and each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding up or dissolution of the Company.

(kk) “Liquidation Event” means any of the following events (treating a series of related transactions as a single event): (i) the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (ii) a sale (including by way of any equity issuance or stock sale), consolidation or merger of the Company after giving effect to which PXP does not directly or indirectly own at least a majority of the outstanding shares of the surviving entity; or (iii) a sale or other disposition of all or substantially all of the Company’s assets to a Person other than PXP or its Affiliates. None of the following shall be deemed a Liquidation Event: (x) a consolidation with one or more of the Company’s wholly-owned subsidiaries; (y) a merger effected exclusively to change the Company’s domicile or (z) a spin-off of any or all of the Company’s Class A Common Stock, Class B Common Stock or Common Stock that is owned by PXP or its subsidiaries to PXP’s stockholders in a transaction that would not require Majority Preferred Approval as set forth in the Stockholders Agreement.

(ll) “Liquidation Preference” means, with respect to each share of Preferred Stock, an amount equal to (i) the greater of (x) 1.25 times the Initial Offering Price and (y) the sum of (1) the Fair Market Value multiplied by the number of Conversion Shares issuable in respect of such share of Preferred Stock, and (2) the applicable Tax Adjustment Amount, plus (ii) any Accrued Dividends on such share of Preferred Stock to the date of payment of the Liquidation Preference and any Accumulated Dividends.

(mm) “Majority Preferred Approval” means the approval by the holders of Preferred Stock, voting or consenting as a separate class, holding at least a majority of the shares of Preferred Stock not held by PXP or its Affiliates.

(nn) “Marketable Securities” means common equity securities (1) of an issuer which, as of the date of execution of a definitive agreement to consummate a Liquidation Event, has a market value of its outstanding common equity owned by non-affiliates in excess of $1,000,000,000, (2) issuable or exchangeable in respect of one Common Share in connection with such Liquidation Event having a fair market value (determined by the Closing Sale Price of such common equity securities) at or above 150% of the Conversion Price on the Trading Day immediately preceding and at or above 150% of the Conversion Price for at least 20 Trading Days within the period of 30 consecutive Trading Days immediately preceding the date of execution of a definitive agreement to consummate such Liquidation Event, (3) for which the issuer shall have executed a Customary Registration Rights Agreement in favor of the Holders, and (4) that are listed/quoted on one of the Principal Markets as of the consummation of such Liquidation Event.

(oo) “Maximum Number of Shares” means the number of outstanding shares of Preferred Stock which, when multiplied by the Conversion Rate then in effect, converts into a number of shares of Common Stock equal to 15% of the average daily trading volume of the Common Stock, computed for the 30 Trading Day-period immediately prior to such conversion.

(pp) “MSOA” means that certain Management Services and Operating Agreement to be entered into between the Company and PXP, as amended, restated, supplemented or modified from time to time.

(qq) “Officer” means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

(rr) “opening of business” means 9:00 a.m. (Houston, Texas time).

(ss) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock, Class A Common Stock, Class B Common Stock, or Convertible Securities.

(tt) “Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit A.

(uu) “Parity Stock” means any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors with the approval of the Holders of the Preferred Stock pursuant to Section 4(b), the terms of which expressly provide that such class or series ranks on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding up or dissolution of the Company.

(vv) “Percentage Interest” means the quotient, expressed as a percentage, of (i) (A) in the case of a share of Preferred Stock, the number of Conversion Shares issuable upon the conversion of such share of Preferred Stock, (B) in the case of a share of Class A Common Stock, one (1), and (C) in the case of a Warrant, so long as its exercise price per share is equal to or less than the fair market value of a Common Share as determined in good faith by the Board of Directors, the number of Warrant Shares deliverable upon exercise thereof, in each case divided by (ii) the number of Common Shares outstanding on a Fully Diluted Basis.

(ww) “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(xx) “Principal Markets” means the New York Stock Exchange, the NYSE Amex Equities Market or the NASDAQ National Market.

(yy) “PV-10” means, when used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves audited by the Company’s independent petroleum engineering firm within 6 months of the date of determination, net of estimated production and future development and abandonment costs, using costs and 85% of the 12 month average NYMEX futures strip prices in effect at the date of determination, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10%.

(zz) “PXP” means Plains Exploration & Production Company, a Delaware corporation.

(aaa) “Qualified IPO” means an underwritten Initial Public Offering that results in gross proceeds (before underwriters’ discount and commissions and expenses of such offering) to the Company of at least $250,000,000.

(bbb) “Registration Statement” means a registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.

(ccc) “SEC” means the Securities and Exchange Commission.

(ddd) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(eee) “Senior Stock” means any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors with the approval of the Holders of the Preferred Stock pursuant to Section 4(b), the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding up or dissolution of the Company.

(fff) “Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.

(ggg) “Stockholders Agreement” means that certain Stockholders Agreement to be entered into among the Company, PXP and the holders of Preferred Stock, as amended, restated, supplemented or modified from time to time.

(hhh) “Tax Adjustment Amount” means, in connection with any Tax Adjustment Event, the lesser of (x) the product of (i) the excess of $1.80 billion over the aggregate federal income tax basis of the assets of the Company on the date hereof, (ii) the applicable Percentage Interest, (iii) the highest federal income tax rate applicable to corporations for the year in which the calculation is made and (iv) 80% and (y) an amount that, when taken together with all dividends, distributions and other payments from the Company or PXP that have been paid (and are being paid to the Holder in connection with such Tax Adjustment Event and any prior Tax Adjustment Events), will provide such Holder with a return equal to 2.5 times such Holder’s aggregate capital investment in the Company as of the Issue Date. Notwithstanding anything set forth herein to the contrary, (i) the Tax Adjustment Amount shall not be paid with respect to any Conversion Shares or Warrant Shares other than (a) Full Call Conversion Shares (as defined in the Stockholders Agreement) and (b) any Conversion Shares or Warrant Shares issued in connection with a Liquidation Event (subject to the limitations in clause (i) in the definition of Tax Adjustment Event), and (ii) the Tax Adjustment Amount for any event not described in the definition of Tax Adjustment Event shall be zero.

(iii) “Tax Adjustment Event” means:

(i) a Liquidation Event under clauses (i), (ii) (but solely if in connection with an Applicable Sale Transaction) and (iii) of the definition thereof;

(ii) an Exit Event under clauses (i) and, if an Applicable Sale Transaction, (ii) of the definition thereof;

(iii) any repurchase or redemption under Sections 2.10 or 2.11 of the Stockholders Agreement and any repurchase by PXP under clause (ii) of the last sentence under Section 3(b) of the Warrants; and

(iv) any transaction described in Section 6(a) or 6(b) of the Warrants provided that if such transaction is in connection with a Liquidation Event or an Exit Event it shall be subject to the limitations set forth in clauses (i) and (ii) above.

(jjj) “Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into between the Company and PXP, as amended, restated, supplemented or modified from time to time.

(kkk) “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if such security is not listed on the New York Stock Exchange, on the principal other national securities exchange on which such security is then listed or, if such security is not listed on a national securities exchange, on the principal other market on which such security is then traded. If such security is not so listed or traded, “Trading Day” means a Business Day.

(lll) “Transfer Agent” means American Stock Transfer & Trust Company, acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor nationally recognized Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(mmm) “Transfer Restricted Securities” means each share of Preferred Stock (or the Conversion Shares) until (i) the resale of such shares is permitted under paragraph (b)(1)(i) of Rule 144 or its successor under the Securities Act or (ii) the resale of such shares of Preferred Stock (or the Conversion Shares) under an effective Shelf Registration Statement, in each case unless otherwise agreed to by the Company and the holder thereof.

(nnn) “Warrants” means the warrants to purchase up to 9,121,000 (as such number may be adjusted in accordance with the terms of the Warrants) shares of Class A Common Stock or Common Stock issued together with the Preferred Stock.

(ooo) “Warrant Shares” has the meaning set forth in the Stockholders Agreement.

3.	Dividends

(a) Holders shall be entitled to receive, out of funds of the Company legally available for payment, cumulative dividends at a rate per annum equal to 8.0% of the Initial Offering Price, seventy-five percent (75%) of which will be payable in cash quarterly in arrears (the “6.0% Dividend”) and twenty-five percent (25%) of which may be either payable in cash quarterly in arrears or, at the election of the Board of Directors, may be deferred and shall accumulate and compound additional dividends quarterly until paid (the “2.0% Dividend”). To the extent any portion of the 6.0% Dividends are not paid in cash on the applicable Dividend Payment Date, such dividends shall accumulate and compound additional dividends quarterly, and any portion of the 6.0% Dividend not so paid shall be deemed paid in kind and added to the “Initial Offering Price” for purposes of calculating the Liquidation Preference and the price used in calculating the Conversion Rate.

(b) Dividends payable for each full dividend period shall be computed by dividing the annual payment at the applicable dividend rate by four and shall be payable in arrears on each Dividend Payment Date for the quarterly period ending immediately prior to such Dividend Payment Date, to the Holders of record as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Dividends payable for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. No interest shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears, but such amounts shall accumulate and compound additional dividends as provided above.

(c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless (i) the Initial Offering Price with respect to each share of Preferred Stock does not include any 6.0% Dividends, (ii) all Accumulated Dividends shall have been, or contemporaneously are, delivered and paid, or are declared and a sum is set apart for such payment, on the Preferred Stock and any Parity Stock, for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition and (iii) any such dividends or other distributions upon Parity Stock or Junior Stock are paid within five (5) days after a Dividend Payment Date. Notwithstanding the preceding, if full dividends have not been paid on the Preferred Stock and Parity Stock, dividends may be declared (if applicable) and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared (if applicable) and paid pro rata so that the amounts of dividends declared (if applicable) and paid per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such other Parity Stock bear to each other. In addition, notwithstanding the foregoing, the Company may redeem, repurchase or otherwise acquire for consideration Parity Stock pursuant to a purchase or exchange offer made on the same terms to all Holders of Preferred Stock and Parity Stock.

(d) The shares of Preferred Stock will also fully participate, on an as-converted basis at four times (i) the Conversion Rate then in effect, in any dividends or other distributions paid to the holders of Class A Common Stock, Class B Common Stock or Common Stock, (ii) the applicable conversion rate then in effect, in any dividends or other distributions paid to the holders of any other Junior Stock that is convertible into Common Shares and (iii) the dividend rate then in effect, in any dividends or other distributions paid to the holders of any other Junior Stock that is not convertible into Common Shares (excluding any payments made by the Company to PXP under the terms of Tax Matters Agreement).

(e) Holders who convert shares of Preferred Stock as contemplated by Section 6, or who have their shares of Preferred Stock converted by the Company pursuant to Section 7(a) or Section 7(b), shall be entitled to receive dividend payments as provided in this Section 3(e).

(i) The Holders at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Company’s default in payment of the dividend due on that Dividend Payment Date. If a Holder or the Company exercises conversion rights, the Holder on the Conversion Date or Company Conversion Date, as applicable, will receive Accrued Dividends and any Accumulated Dividends up to, but not including, the date of conversion.

(ii) The Company shall not make any payment or allowance for unpaid dividends, whether or not in arrears, on the shares of Class A Common Stock or Common Stock issued upon conversion for any period prior to conversion duplicative of payments under Section 3(d).

(iii) To the extent the Company is not legally permitted under Delaware law to pay all amounts contemplated above upon conversion, the Company will pay such amounts as soon as the Company may legally do so on a pro rata basis.

(iv) Notwithstanding the foregoing, to the extent that any dividends were included in the calculation of Conversion Rate with respect to shares of Preferred Stock that are converted, the Holder shall not receive such dividends.

4.	Voting

(a) Each Holder will have one vote for each Conversion Share that such Holder would be entitled to receive if all of such Holder’s shares of Preferred Stock were converted into Conversion Shares (at the Conversion Rate then in effect) on the record date set by the Board of Directors for such vote. Except as otherwise provided herein or as otherwise required by Delaware law, the shares of Preferred Stock and the shares of Class A Common Stock, Class B Common Stock and Common Stock shall vote together as a single class.

(b) So long as any shares of Preferred Stock remain outstanding, unless a greater percentage shall then be required by Delaware law, the Company shall not, without obtaining Majority Preferred Approval take any of the following actions; provided however, that Majority Preferred Approval will not be required to be obtained pursuant to this Section 4(b) from and after the consummation of an Initial Public Offering unless such matter is described in clauses (i), (ii) or (xii); provided, that Majority Preferred Approval shall not be required in connection with any issuance of Senior Stock or Party Stock from and after the consummation of an Initial Public Offering, so long as, at the time of such issuance and after giving pro forma effect thereto, the Company’s Coverage Ratio would exceed 1.5 to 1;

(i) authorize or create (by reclassification or otherwise) any Senior Stock or Parity Stock or change any terms of the existing classes of capital stock of the Company in a manner material and adverse to the Holder or the holders of the Warrants;

(ii) except as permitted under clause (i) above, amend, alter or repeal any provisions of the Company’s Certificate of Incorporation, bylaws or the resolutions contained in this Certificate of Designation, whether by merger, consolidation or otherwise, so as to adversely affect the rights of the holders in respect thereof, including to amend, alter or affect any rights, preferences, privileges or powers of the outstanding Preferred Stock; provided, however, that any increase in the amount of the authorized common stock or the creation and issuance of other series of Junior Stock, any amendment, alteration or change to any provision related to the indemnification of directors and any amendment, alteration or change to any provision upon an Initial Public Offering is permitted so long as they do not adversely affect the rights, preferences, privileges or powers of the Holders;

(iii) pursue any business or activities other than in connection with exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas and other hydrocarbons from oil and natural gas properties located in the United States Gulf of Mexico in water depths of 500 feet or more;

(iv) enter into any transaction with any of the Company’s Affiliates (excluding (i) guarantees, security agreements and customary associated documents related to the Credit Agreement, provided that no guarantees or security shall be provided by the Company without Majority Preferred Approval; (ii) sales of the Company’s Common Stock, Class A Common Stock or Class B Common Stock for cash or sales of junior preferred stock to PXP in connection with a failed Exit Event and in accordance with the terms of Section 2.07(c)(ii) of the Stockholders Agreement and (iii) execution, delivery of the MSOA, the Tax Matters Agreement and the Contribution Agreement and performance of the terms thereof).

(v) (A) amend the terms of the MSOA and the Tax Matters Agreement or any other agreement with any of the Company’s Affiliates in a manner that would be both material and adverse to the Holders as a class or the holders of the Warrants as a class or (B) terminate the MSOA pursuant to Section 5(a)(i) or 5(a)(iii) thereof;

(vi) enter into, amend or modify any credit facility or otherwise incur any indebtedness for borrowed money, other than (A) indebtedness under the Credit Agreement in an aggregate principal amount not to exceed $300 million and any refinancings thereof on terms materially consistent with the terms of the Credit Agreement (other than as to interest rate, extensions of maturity, removal of the PXP guarantee described in Section 2.13 of the Stockholders Agreement) and (B) indebtedness incurred to finance any redemption of all but not less than all of the Preferred Stock by the Company pursuant to Section 2.11 of the Stockholders Agreement;

(vii) commence or effect any public offer or sale of the Company’s equity securities, other than a Qualified IPO;

(viii) increase or decrease the size of the Board of Directors;

(ix) adopt a management incentive, stock option or similar plan or arrangement, except a customary stock option plan or restricted stock plan or other similar agreements or arrangements entered into in connection with an Initial Public Offering (which plans, agreements or arrangements will provide for, among other things, the issuance of options only with an exercise price equal to or greater than the grant date fair market value, as determined in good faith by the Board of Directors, of the underlying security); or

(x) increase or decrease the number of authorized shares of Preferred Stock or issue any additional shares of Preferred Stock (including from the Company’s treasury), except as expressly contemplated by Section 2.03 or 2.04 of the Stockholders Agreement (and subject to the approvals set forth therein).

(c) In addition, except as expressly permitted herein or in the Stockholders Agreement, PXP shall not, and shall cause its Affiliates not to, acquire any shares of Preferred Stock unless PXP has obtained Majority Preferred Approval for consummation of such transaction.

5.	Liquidation Rights

(a) In the event of any Liquidation Event, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on Class A Common Stock, Class B Common Stock or Common Stock.

(b) After the payment to the Holders of full preferential amounts provided for in this Section 5, the Holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(c) In the event the assets of the Company available for distribution to the Holders upon any Liquidation Event shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such Liquidation Event unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and holders of any Parity Stock are entitled upon such Liquidation Event.

(d) In the event of a Liquidation Event described in clause (ii) or clause (iii) of the definition thereof, the Company shall either (i) cause the definitive transaction document(s) to provide as a condition precedent to consummation of such transaction for the conversion of the Preferred Stock into the right to receive an amount in cash or Marketable Securities with a value, as of the date of consummation of such Liquidation Event, equal to the applicable amount payable in respect of such shares under this Section 5 or (ii) concurrently with the consummation of such transaction cause, subject to lawfully available funds therefor (and to the extent lawfully available funds are not then available, as promptly thereafter as funds become lawfully available), the redemption of all outstanding shares of Preferred Stock for an amount in cash equal to the applicable amount payable in respect of such shares of Preferred Stock under this Section 5. Notwithstanding the foregoing, in the case of any Liquidation Event consummated with PXP or an Affiliate of PXP, the Holders of a majority of the Preferred Stock not held by PXP or its Affiliates may, at their option, by written notice to the Company, elect that this clause (d) not apply.

(e) For the avoidance of doubt, only an Exit Event described in clause (ii) of the definition thereof shall be treated as a Liquidation Event.

(f) The Company shall provide the Holders prior written notice of a Liquidation Event in accordance with Section 12(f).

(g) Promptly following the consummation of a Liquidation Event described in clause (iii) of the definition thereof, the Company shall make a dividend of or otherwise distribute the proceeds thereof to the stockholders of the Company in accordance with this Section 5.

6.	Conversion at the Option of the Holders

(a) Each Holder of Preferred Stock shall have the right, at any time, at its option, to convert, subject to the terms and provisions of this Section 6, any or all of such Holder’s shares of Preferred Stock into such whole number of fully paid and nonassessable Conversion Shares as is equal to the product of (i) the number of shares of Preferred Stock being so converted and (ii) the Conversion Rate. For the avoidance of doubt, such right shall continue following the delivery of a call notice pursuant to Section 2.11 of the Stockholders Agreement or any redemption notice under Section 5 hereof, until such time as the shares have been purchased or redeemed, as applicable.

(b) The conversion right of a Holder of Preferred Stock shall be exercised by the Holder by delivery to the Company of a properly completed notice of conversion in the form of Exhibit B hereto setting forth the number of shares of Preferred Stock to be converted. The date on which a Holder delivers such notice that complies with the procedures in this clause (b) is the “Conversion Date.”

(c) Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting Holder of Preferred Stock shall be deemed to be the holder of record of the Conversion Shares issuable upon conversion of such Holder’s Preferred Stock notwithstanding that the share register of the Company shall then be closed. On and after the

Conversion Date, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except for the rights of Holders thereof to: (i) receive the number of Conversion Shares into which such shares of Preferred Stock have been converted (with such cash payment for fractional shares as described in Section 10); (ii) the right to receive, within five Business Days after the Conversion Date, an amount equal to all Accumulated Dividends, whether or not declared prior to that date, through the Conversion Date; and (iii) exercise the rights to which they are thereafter entitled as holders of Class A Common Stock or Common Stock, as applicable. To the extent the Company is not legally permitted under Delaware law to pay all amounts contemplated in clause (ii) above upon conversion, the Company will pay such amounts as soon as the Company may legally do so.

(d) As promptly as practical after the Conversion Date the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full shares of Class A Common Stock or Common Stock to which such Holder is entitled, and a cash payment in respect of fractional shares in accordance with Section 10.

(e) The Company shall provide prior written notice of Corporate Actions in accordance with the terms of Section 12(f) to permit the Holders the right to exercise their option to convert shares of Preferred Stock in advance. If the conversion is being made in connection with an Initial Public Offering or a Liquidation Event the conversion may, at the option of the Holder, be conditioned upon the closing with the underwriters of the sale of securities in connection with such Initial Public Offering or the closing of such Liquidation Event, as applicable, in which case the Holders entitled to receive Conversion Shares shall not be deemed to have converted the Preferred Stock until immediately prior to the applicable closing. If such closing does not occur, the notice delivered pursuant to Section 6(b) shall be returned promptly to the applicable Holder and no change reflecting the conversion of the shares of Preferred Stock identified therein shall be made to the share register of the Company.

7.	Conversion at the Option of the Company

(a) If on any date more than 180 days after an Initial Public Offering (that is not a Qualified IPO), (i) the Company’s public float (excluding shares held by PXP or its Affiliates) has been at least $250 million for at least 20 Trading Days within the period of 30 consecutive Trading Days immediately preceding such date and (ii) the Forced Conversion Conditions have been met, the Company shall be entitled to a right, exercisable no more than once per calendar quarter, to convert up to the Maximum Number of Shares of the outstanding Preferred Stock into shares of Common Stock at the Conversion Rate then in effect.

(b) At any time more than 180 days after a Qualified IPO, if the Forced Conversion Conditions have been met, the Company shall have a right, exercisable no more than once per calendar quarter, to convert all or a portion of the outstanding Preferred Stock into shares of Common Stock at the Conversion Rate then in effect.

(c) To exercise the conversion rights described in this Section 7, the Company shall give at least 10 days’ prior notice by mail, facsimile or by hand delivery to each Holder whose shares of Preferred Stock will be converted.

(d) In addition to any information required by applicable law or regulation, the notice of conversion described in Section 7(c) shall state, as appropriate: (i) the Company Conversion Date; (ii) the number of shares of Preferred Stock subject to the conversion and, if less than all the shares held by a Holder are to be converted, the number of such shares to be converted from such Holder; (iii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; and (iv) that dividends on the Preferred Stock to be converted will cease to accrue on the Company Conversion Date.

(e) On and after the Company Conversion Date, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except for the rights of Holders thereof to: (i) receive the whole number of shares of Common Stock into which such shares of Preferred Stock have been converted (with such cash payment for fractional shares as described in Section 10); (ii) receive, within five Business Days after the Conversion Date, an amount equal to all Accumulated Dividends, whether or not declared prior to that date, through the Conversion Date; and (iii) exercise the rights to which they are thereafter entitled as holders of Common Stock. To the extent the Company is not legally permitted under Delaware law to pay all amounts contemplated in clause (ii) above upon conversion, the Company will pay such amounts as soon as the Company may legally do so.

(f) As promptly as practical after the Company Conversion Date, the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full shares of Common Stock to which such Holder is entitled, and a cash payment in respect of fractional shares in accordance with Section 10 and the number of shares of Preferred Stock to which such Holder is the owner following the conversion of less than all of such Holder’s Preferred Stock.

(g) Any conversion under this Section 7 shall be done on a pro rata basis from the Holders of Preferred Stock based on the number of shares of Preferred Stock held by them.

8.	Reservation of Shares; Delivery of Shares and Transfer Taxes; Compliance with Law; Total Shares

(a) The Company shall at all times reserve and keep available for issuance or delivery upon the conversion of the Preferred Stock such number of its authorized shares of Class A Common Stock and Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock into Conversion Shares (less any Escrowed Class A Shares), and shall take all action required (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Company until such increase is approved in accordance with applicable law or regulation and amending the Certificate of Incorporation) to increase the authorized number of shares of Class A Common Stock and Common Stock if at any time there shall be insufficient shares of Class A Common Stock and Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock into Conversion Shares.

(b) The issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of shares of Preferred Stock, shall be made without charge to the Holder or recipient of Conversion Shares for such Ownership Notice or for any tax in respect of the issuance or delivery of such Ownership Notice or the securities identified therein, and such Ownership Notice shall reflect the respective names of, or such names as may be directed by, the Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance of any shares in a name other than that of the Holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver an Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(c) If any issuance, delivery or Transfer of any Conversion Shares or shares of Preferred Stock permitted or required hereunder would require filings with or the approval of any Governmental Authority (as defined in the Stockholders Agreement) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other foreign antitrust laws or requirements, the Company shall use commercially reasonable efforts to cooperate with the applicable Holders in connection with any such requirements applicable to the Company or to such Holders and shall reimburse or make payments in connection therewith as provided, but only to the extent provided, in Section 5.07 of the Securities Purchase Agreement (as defined in the Stockholders Agreement). Notwithstanding the foregoing, the Company shall be permitted to delay issuance or Transfer of Conversion Shares until such issuance or Transfer or any Conversion Shares or shares of Preferred Stock complies with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other foreign antitrust laws or requirements.

(d) If more than one share of Preferred Stock is converted by the same Holder at the same time, the number of whole shares of Class A Common Stock or Common Stock, as the case may be, issuable upon conversion of those shares will be computed on the basis of the total number of shares of Preferred Stock so converted.

9.	Adjustments

(a) At the time of an Initial Public Offering, to the extent that the initial per share price to the public of the Common Stock is less than the Conversion Price then in effect, the Conversion Price will be adjusted to an amount equal to such initial per share price to the public.

(b) In the event the Company, at any time after the date hereof, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9(c)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be adjusted, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, (A) the numerator of which shall be (x) the number of Common Shares outstanding immediately prior to such issue (excluding any Escrowed Class A Shares) plus (y) the number of Common Shares which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (B) the denominator of which shall be (x) the number of Common Shares outstanding immediately prior to such issue (excluding any Escrowed Class A

Shares) plus (y) the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of Common Shares outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all Convertible Securities (but only to the extent in the money, based on the fair market value of underlying Common Shares as determined in good faith by the Board of Directors) had been fully converted immediately prior to such issuance and any outstanding Option (but only to the extent in the money, based on the fair market value of the underlying Common Shares as determined in good faith by the Board of Directors) had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into Common Shares, if so convertible) as of such date, but not including in such calculation any additional Common Shares issuable with respect to shares of Preferred Stock, Convertible Securities, or outstanding Options, solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question to the extent duplicative of the inclusion of such additional Common Shares in the calculation set forth in Section 9(c)(2). In the event that the Company shall issue, after the date hereof, on more than one date Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9(c)) that would result in an adjustment to the Conversion Price pursuant to the terms of this Section 9(b), as a part of the same transaction or a series of related transactions, then, upon the last such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they had all occurred on the date of the first such issuance (and without giving effect to any interim adjustments from such issuances that were part of the same transaction or series of related transactions).

(c) In the event the Company at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or any Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the Conversion Price shall affect Common Stock or Class A Common Stock previously issued upon conversion of the Preferred Stock;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustment based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Shares the only Additional Shares of Common Stock issued were the Common Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to this Section 9(c)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(d) For purposes of this Section 9, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors;

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, as the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors; and

(4) in the event Additional Shares of Common Stock are deemed to have been issued pursuant to Section 9(c) relating to Options and Convertible Securities, as determined by dividing:

(A) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) In the event that the Company at any time or from time to time after the date hereof shall declare or pay, without consideration, any dividend on any Common Shares payable in any Common Shares or in any right to acquire any Common Shares for no consideration, or shall effect a subdivision of any of the outstanding any Common Shares into a greater number of Common Shares (by stock split, reclassification or otherwise than by payment of a dividend in Common Shares or in any right to acquire Common Shares), or in the event any outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on any Common Shares payable in any right to acquire Common Shares for no consideration, then the Company shall be deemed to have made a dividend payable in Common Shares in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire such Common Shares.

(f) If the Conversion Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 9(e) above, the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of Conversion Shares which the Holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of Conversion Shares that would have been subject to receipt by the Holders upon conversion of the Preferred Stock immediately before that change.

(g) Subject to Section 5, if at any time or from time to time after the date hereof, there is a capital reorganization of any Common Shares (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 9) as a part of such capital reorganization, provision shall be made so that the Holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of Conversion Shares deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights of the Holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 9 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 9 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Preferred Stock against impairment.

(i) An adjustment made pursuant to Section 9(e), Section 9(f) or Section 9(g) shall become effective retroactively (i) in the case of any such dividend, distribution or payment, to the day immediately following the close of business on the record date for the determination of holders of Common Shares entitled to receive such dividend, distribution or payment or (ii) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(j) Notwithstanding anything to the contrary in this Section 9 (other than Section 9(a) or Section 9(e)), the applicable Conversion Price will not be adjusted upon (i) a change in the par value or no par value of any Common Shares or (ii) the issuance or delivery of the following (collectively “Excluded Issuances”):

(1) any Common Shares to employees, officers, directors or consultants of the Company directly or pursuant to a customary stock option plan or restricted stock plan or other similar agreements or arrangements entered into in connection with an Initial Public Offering (which plans, agreements or arrangements will provide for, among other things, the issuance of options only with an exercise price equal to or greater than the grant date fair market value, as determined in good faith by the Board of Directors, of the underlying security);

(2) any Class A Common Stock, Class B Common Stock or Common Stock as part of an Initial Public Offering;

(3) any Class A Common Stock or Common Stock in connection with the conversion of any shares of Preferred Stock or exercise of the Warrants;

(4) any Common Stock in connection with the conversion of any shares of Class A Common Stock or Class B Common Stock into shares of Common Stock on a one to one basis;

(5) any Common Shares or warrants or options to purchase such additional number of shares of such stock, in each case issued at fair market value, as determined in good faith by the Board of Directors, in connection with bona fide acquisitions; or

(6) any Junior Stock to PXP in connection with a failed Exit Event in accordance with Section 2.07(c)(ii) of the Stockholders Agreement or any Common Shares delivered upon conversion thereof, provided that the adjustments set forth in Section 9(p) below shall apply.

(k) The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

(l) Notwithstanding anything to the contrary in Section 9(e), no duplicative adjustment to the Conversion Price shall be made with respect to any distribution or other transaction if Holders of the Preferred Stock are entitled to participate in such distribution or transaction as if they held a number of Conversion Shares immediately prior to such event, without having to convert their Preferred Stock.

(m) If the Company shall take a record of the holders of any Common Shares for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(n) Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 9, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of Preferred Stock a certificate executed by the Company’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of Conversion Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(o) Any share of Preferred Stock issued after the Issue Date shall, for purposes of the adjustments and other provisions contemplated by this Section 9, be deemed to have been issued on the Issue Date.

(p) If an Exit Event has been requested and is not consummated on or before the Exit Event Deadline (as defined in the Stockholders Agreement), as further described in Section 2.07 of the Stockholders Agreement, then the Conversion Price shall be immediately and automatically adjusted as further described in Section 2.07(c)(i) of the Stockholders Agreement, and following such adjustment the Conversion Price shall be immediately and automatically further adjusted to take into account (x) any dilution of the conversion rights of the Preferred Stock and the Warrants contemplated by the junior preferred stock required to be issued pursuant to Section 2.07(c)(ii) of the Stockholders Agreement and (y) without duplication of any adjustment under (x) any dilution occurring as a result of the delivery of any Common Shares upon the conversion of such junior preferred stock in each case to avoid dilution to the as converted percentage ownership of the holders of Preferred Stock and Warrants set forth in Section 2.07(c)(i) of the Stockholders Agreement. Subsequent readjustments shall occur in connection with any dilution adjustments under the terms of such junior convertible preferred.

10.	No Fractional Shares

No fractional shares of Class A Common Stock or Common Stock or securities representing fractional shares of Class A Common Stock or Common Stock shall be issued upon conversion, whether voluntary or mandatory. Instead, the Company shall make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on (i) prior to an Initial Public Offering, fair market value, as determined in good faith by the Board of Directors, and (ii) after an Initial Public Offering the Closing Sale Price of such fractional share determined as of the second Trading Day immediately prior to the payment thereof).

11.	Uncertificated Shares

(a) Form. The shares of Preferred Stock and any Conversion Shares shall be in uncertificated, book entry form as permitted by the Company’s Bylaws and the Delaware General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall send to the registered owner thereof an Ownership Notice.

(b) Transfer. Transfers of Preferred Stock or Conversion Shares shall be made only upon the transfer books of the Company kept at an office of the Company or by transfer agents designated to transfer shares of the stock of the Company upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(c) Legends.

(i) Each Ownership Notice issued with respect to a share of Preferred Stock or Conversion Share that is a Transfer Restricted Security shall bear a legend in substantially the following form:

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THIS LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CHARTER (AS DEFINED BELOW), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY, INCLUDING THE CERTIFICATES OF DESIGNATION INCLUDED THEREIN (THE “CHARTER”), AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

(d) No service charge shall be made to a Holder for any registration of a transfer or exchange of any Preferred Stock or Conversion Shares on the transfer books of the Company or by transfer agents designated to transfer shares of the stock of the Company. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock or Conversion Shares if the Person receiving shares in connection with such transfer or exchange is not the holder thereof.

(e) No Obligation of any Transfer Agent. No transfer agent selected by the Company shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designation or under applicable law with respect to any transfer of any interest in any Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designation, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

12.	Other Provisions

(a) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) upon such reacquisition be cancelled by the Company and shall not be reissued.

(c) The shares of Preferred Stock shall be issuable only in whole shares.

(d) All notice periods referred to herein shall commence (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (b) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid, or (c) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f) The Company shall provide written notice to the Holders at least twenty-five (25) days (or such shorter period provided in the Stockholders Agreement) prior to (i) any Liquidation Event, (ii) any Initial Public Offering, (iii) any issuance of Additional Shares of Common Stock, dividend, recapitalization or other transaction which would result in an adjustment of the Conversion Price or a change in the securities or other property into which the Preferred Stock is convertible, or (iv) the taking of any vote of security holders of the Company (whether at a meeting, by written action or otherwise) (each of clauses (i) through (iv) inclusive, a “Corporate Action”), specifying the expected date on which any record is to be taken for the purpose of such Corporate Action, together with details thereof, and the expected date on which any such Corporate Action is to be consummated. The Company will not consummate any Corporate Action or set any record date with respect thereto without affording the Holders not less than twenty-five (25) days (or such shorter period provided in the Stockholders Agreement) to elect to exercise any options or rights hereunder, including rights to convert shares of Preferred Stock. Notwithstanding the foregoing, the Company shall provide no less than twenty (20) Business Days’ written notice to the Preferred Stockholders of its intention to take any action for which Majority Preferred Approval is required to be obtained pursuant to Section 4. If a Holder has given notice exercising rights to convert shares of Preferred Stock then any such record date for such Corporate Action shall not be fixed for a date prior to the full consummation of the issuance or transfer on the books of the Company of all securities of the Holder pursuant to such exercise of rights in order to permit the Holder to participate as a holder of such securities in all voting or other aspects relating to such Corporate Action. A Holder may make any election to convert shares of Preferred Stock in connection with a Corporate Action conditioned upon the consummation of such Corporate Action and if consummation does not occur such election will be rescinded and the Company will return to such Holder all certificates and other instruments tendered by such Holder in connection with such exercise.

(g) The Company shall be entitled to deduct and withhold from any amounts otherwise payable to a Holder such amounts as the Company is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any other Tax law, with respect to the making of such payment. In the case of a deemed or constructive payment or distribution to a Holder, if the Company pays withholding taxes on behalf of a Holder with respect to such payment or distribution, the Company may, at its option, set off such taxes against any other payments of cash or property otherwise payable to such Holder. To the extent that amounts are so withheld, deducted or set off by the Company, such withheld, deducted or set off amounts shall be treated for all purposes as having been paid to the Holder in respect of whom such deduction, withholding or set off was made by the Company.

(h) Notwithstanding anything to the contrary herein, whenever the Board of Directors is permitted to determine fair market value in good faith (including for purposes of determining whether the exercise price or strike price of any Equity Security that is a warrant or option is less than the fair market value of a Common Share), then if the proceeds or value of such proposed transaction, issuance or delivery in question exceeds $100 million in the aggregate, the Board of Directors shall determine such fair market value after receipt of an appraisal or other valuation from an independent, nationally recognized appraiser, accounting firm or investment bank, at the Company’s cost; provided however, if such determination is being made in connection with a transaction in which Fair Market Value is being determined, then such determination shall be used.

(i) Shares of Preferred Stock that have been acquired, in any manner, by PXP, the Company or any Affiliate of PXP or the Company, shall, if acquired prior to an Initial Public Offering, be automatically converted at the Conversion Rate into Class A Common Stock and if acquired after an Initial Public Offering, be automatically converted at the Conversion Rate into Common Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 17th day of November, 2011.

PLAINS OFFSHORE OPERATIONS INC.

By:	/s/ Doss R. Bourgeois
	Name:	Doss R. Bourgeois
	Title:	Vice President

Attest:

By:	/s/ John F. Wombwell
	Name:	John F. Wombwell
	Title:	Vice President & Secretary

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION

EXHIBIT A

OWNERSHIP NOTICE

[SEE ATTACHED]

Exhibit A

EXHIBIT B

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE HOLDER IN ORDER TO CONVERT THE PREFERRED STOCK)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [NUMBER OF SHARES] shares of 8.0% Convertible Preferred Stock (the “Preferred Stock”) of Plains Offshore Operations Inc. (the “Company”), into shares of [Class A Common Stock][Common Stock] of the Company according to the conditions of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any.

[The undersigned is electing to convert shares of Preferred Stock in connection with the Corporate Action set forth in the notice from the Company dated              and the conversion is conditioned upon the consummation of such Corporate Action.] [Delete if not applicable.]

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:

Applicable Conversion Price:

Number of shares of Preferred Stock to be Converted:

Number of shares of Class A Common Stock or Common Stock, as applicable, to be Issued:

Signature:

Name:

Address:[1]

Fax No.:

[1]	Address where Ownership Notice regarding shares of Class A Common Stock or Common Stock, as applicable, and any other payments shall be sent by the Company.

Exhibit B